Exhibit 10
CONSENT OF STIKEMAN ELLIOTT LLP
     We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated September 16, 2009 to the prospectus dated January 14, 2008 issued pursuant to registration statement no. 333-148248.

/s/ Stikeman Elliott LLP
Stikeman Elliott LLP

September 23, 2009